EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended November 27, 2009

November 27, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	0.4%	3.4%	-6.7%
Class B Units	0.4%	3.3%	-7.3%
Legacy 1 Class Units2	0.4%	3.2%	-1.0%
Legacy 2 Class Units2	0.4%	3.2%	-1.1%
GAM 1 Class Units2	0.2%	2.9%	-1.0%
GAM 2 Class Units2	0.2%	2.8%	-1.3%
GAM 3 Class Units2	0.1%	2.7%	-2.6%

S&P 500 Total Return Index3	0.1%	5.6%	23.6%
Barclays Capital U.S. Long Government Index3	1.5%	1.5%	-7.4%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Wheat prices declined under pressure from elevated inventories and weak export prospects.  Heavy selling from large commodity funds also drove wheat prices lower.  Strong demand forecasts in the livestock sector led to strong gains in the lean hogs markets.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Currencies: The Japanese yen strengthened as investors liquidated riskier currency positions upon news of the Dubai World default.  The U.S. dollar generally weakened against major currencies as a result of on-going inflation concerns.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Energy:  Bullish economic data led to strong gains in the natural gas markets.  The rally in natural gas was due to strong U.S. consumer spending and retail sales data that indicated improved demand forecasts for natural gas.  Prices moved lower in the crude oil markets over concerns the Dubai credit situation may affect oil-producing countries in the region.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Lower-than-estimated U.S. jobless claims provided support to North American equity markets. The European equity markets also benefitted from an improved economic outlook for the U.S., with most major indices moving higher for the week.  Reports showing that UK growth revisions aligned with estimates also played a role in firming the European markets.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Fixed Income:   U.S. fixed-income markets moved slightly higher following strong bond auctions.  The rally in the debt markets was partially offset by increased investor risk appetite prompted by equity market gains.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector. Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Metals:  Similar to recent weeks, gold prices rose as a result of weakness in the U.S. dollar.  News that India may buy more gold from the International Monetary Fund helped drive gold prices to an all-time high.

Grant Park’s longer-term trading advisors are predominantly long the metals sector. Grant Park’s shorter-term trading advisors are predominantly short the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.